                                                                      EXHIBIT 11


                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                       (DOLLARS AND SHARES IN THOUSANDS,
                           EXCEPT PER SHARE AMOUNTS)


                                                            YEAR ENDED DECEMBER 31
                                        ------------------------------------------------------------
                                             1995         1994        1993        1992        1991
                                        ------------------------------------------------------------
PRIMARY:
Net earnings (loss) including
 cumulative effect of accounting
 changes                                   $260,319    $(153,374)   $212,867    $220,013    $ 72,545
Preferred stock dividend                    (35,875)     (35,875)    (35,875)    (16,642)          -
                                        ------------------------------------------------------------
Net earnings (loss) applicable to           224,444    $(189,249)   $176,992    $203,371    $ 72,545
 common stock

Weighted average common shares
 outstanding                                246,112      242,640     241,114     238,278     234,594
Dilutive common stock equivalents               943        1,040       1,081       1,123         629
                                        ------------------------------------------------------------
                                            247,055      243,680     242,195     239,401     235,223
----------------------------------------------------------------------------------------------------
 NET EARNINGS (LOSS) PER COMMON SHARE     $    .91    $    (.78)   $    .73    $    .85    $    .31
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FULLY DILUTED:
Net earnings (loss) including
 cumulative effect of accounting
 change                                    $260,319    $(153,374)   $212,867    $220,013    $ 72,545

Weighted average common shares
 outstanding                                246,112      242,640     241,114     238,278     234,594
Dilutive common stock equivalents             1,511        1,714       1,743       1,561         629
Conversion of preferred stock *              16,667       16,667      16,667      16,667      16,667
                                        ------------------------------------------------------------
                                            264,290      261,021     259,524     256,506     235,223
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   NET EARNINGS (LOSS) PER COMMON SHARE    $    .98    $    (.59)   $    .82    $    .86    $    .31
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

* The effect of assumed conversion of preferred stock on earnings per share is antidilutive